UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Iomed, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Iomed, Inc. on August 1, 2007.

IOMED Contacts:
Brian Mower CFO (801) 975-1191 bmower@iomed.com	Betsy Truax Investor Relations (208) 241-3704 info@iomed.com

IOMED & ReAble Therapeutics Merger Consideration Established at|
$2.75 Per Share

Salt Lake City, UT (August 1, 2007) – IOMED, Inc. (AMEX:IOX) today announced that the per share consideration for its merger with ReAble Therapeutics has been established in accordance with the merger agreement.  IOMED shareholders will receive from ReAble Therapeutics cash equal to $2.75 per share in exchange for their IOMED common stock if the merger agreement is approved by IOMED’s shareholders and the other closing conditions are satisfied or waived in accordance with the merger agreement.

IOMED’s Board of Directors has approved the merger agreement and recommends that its shareholders vote “for” the approval and adoption of the merger agreement.  Proxy materials have been mailed to shareholders and contain instructions on how to vote on the proposed merger.  Failure to vote or abstaining from voting will have the same effect as a vote against the proposed transaction.

A special meeting of shareholders to vote on the merger has been scheduled for August 8, 2007 at 10:00 a.m. local time to be held at IOMED headquarters located at 2441 South 3850 West, Salt Lake City, Utah.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, IOMED has filed with the Securities and Exchange Commission a definitive proxy statement on Schedule 14A, and that proxy statement has been mailed to IOMED shareholders. IOMED SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER, INCLUDING INSTRUCTIONS ON HOW SHAREHOLDERS CAN CAST THEIR VOTES WITH RESPECT TO THE PROPOSED MERGER. The definitive proxy statement was mailed to shareholders of record as of July 6, 2007. In addition, investors and security holders may obtain free copies of the proxy statement, as well as other filed materials containing information about IOMED, from the SEC’s website at www.sec.gov. Copies of the proxy statement and other materials may also be obtained free of charge from IOMED’s website at www.iomed.com, or by contacting: Brian Mower, CFO, IOMED, Inc., 2441 South 3850 West, Suite A, Salt Lake City, UT 84120, telephone (801) 975-1191, fax (801) 972-9072.

IOMED and its officers and directors may be deemed participants in the solicitation of proxies from IOMED’s shareholders in favor of the approval of the merger. Information concerning the Company’s directors and executive officers is set forth in the publicly-filed documents of IOMED. Shareholders may obtain more detailed information regarding the direct and indirect interests of IOMED and its directors and executive officers in the merger by reading the preliminary and definitive proxy statements regarding the merger, both of which have been filed with the SEC.

ABOUT REABLE THERAPEUTICS, INC.

ReAble (formerly Encore Medical Corporation) is a diversified rehabilitation and orthopedic device company, that develops, manufactures and distributes a comprehensive range of high-quality medical devices used by physicians, therapists, athletic trainers, orthopedic surgeons, and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events, and sports-related injuries. Through its Orthopedic Rehabilitation Division, ReAble is a leading distributor of electrical stimulation and other orthopedic products used for pain management, orthopedic rehabilitation, physical therapy, fitness and sport performance enhancement.  ReAble’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products.  ReAble was acquired by The Blackstone Group, the private equity firm, in a “go private” transaction in November 2006.  For more information, visit www.reableinc.com ..

ABOUT IOMED, INC.

IOMED is a diversified drug delivery product and technology company, focused primarily on iontophoresis.  Iontophoresis is a technology that delivers pharmaceuticals transdermally using electric current to ionize drug molecules and propel them through the skin. Iontophoresis is used to deliver medication both locally and systemically.  IOMED is publicly traded on the American Stock Exchange under the symbol IOX. For more information, visit www.iomed.com.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding the proposed merger with ReAble Therapeutics and Iomed’s future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission, including the definitive proxy statement regarding the proposed merger and Iomed’s reports on Forms 10-K, 10-Q and 8-K.

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